Exhibit 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Christopher Lindop	Chief Financial Officer
	Duane James	Vice President of Finance

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
THIRD QUARTER RESULTS

WALTHAM, MA…November 5, 2003…Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women’s health and nutritional products and a developer of advanced medical devices, today announced its financial results for the three and nine-month periods ending September 30, 2003.

For the three months ended September 30, 2003, Inverness Medical Innovations reported net income under generally accepted accounting principles (GAAP) of $1.7 million, compared to net income of $1.1 million in the third quarter of 2002.  Net income available to common stockholders was $1.5 million, or $0.08 per diluted share, in the third quarter of 2003 compared to a net loss available to common stockholders of $6.7 million, or $0.65 per diluted share, for the third quarter of 2002.  Excluding non-recurring and certain non-cash charges and income, the Company reported income of $2.1 million, or $0.12 per diluted share, in the third quarter of 2003 compared to income, excluding non-recurring and certain non-cash charges and income, of $1.4 million, or $0.12 per diluted share, for the third quarter of 2002.  A detailed reconciliation of our income, excluding non-recurring and certain non-cash charges and income, which is a non-GAAP financial measure, to our net income under GAAP is included in the schedules to this press release.

In the third quarter of 2003, the Company had net revenues of $72.4 million, a 34% increase over the net revenues of $53.9 million in the third quarter of 2002.  The majority of the revenue increase was due to the revenues contributed by Wampole Laboratories, the professional diagnostic products unit acquired on September 20, 2002, Applied Biotech, Inc., which was acquired on August 27, 2003, the Company’s Clearblue® Easy Digital pregnancy test launched in June of 2003 and increased license fees primarily as a result of our agreement with Pfizer.

For the nine months ended September 30, 2003, the Company reported net income under GAAP of $9.3 million, compared to a net loss of $33.0 million for the nine months ended September 30, 2002.  Net income available to common stockholders was $8.9 million, or $0.53 per diluted share, for the nine months ended September 30, 2003 compared to a net loss available to common stockholders of $44.7 million, or $5.16 per diluted share, for the nine months ended September 30, 2002.  Excluding non-recurring and certain non-cash charges and income, the Company reported income of $5.3 million, or $0.32 per diluted share, compared to a loss, excluding non-recurring and certain non-cash charges and income, of $930,000, or $0.11 per diluted share, for the nine months ended September 30, 2002.

Net revenues for the nine months ended September 30, 2003 were $202.9 million compared to net revenues of $142.9 million for the nine months ended September 30, 2002.  The majority of the revenue increase was due to the revenues contributed by Wampole Laboratories, Applied Biotech, IVC Industries (the nutritional supplement products unit acquired on March 19, 2002), the Company’s Clearblue® Easy Digital pregnancy test launched in June of 2003 and increased license fees.

On September 30, 2003, the Company acquired certain assets from Abbott Laboratories for an estimated aggregate purchase price of approximately $93 million including related costs.  Because of the timing of the transaction, the allocation of the purchase price to net assets acquired has not been completed.  As such, there could be material changes from the preliminary allocation included in the accompanying balance sheet as of September 30, 2003.

The Company will host a conference call beginning at 9:00 a.m. (Eastern Time) today, November 5, 2003, to discuss these results as well as other corporate matters. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 973-935-2408 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com and www.calleci.com. A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 4267042. That replay will be available until 12:00 midnight (Eastern Time) on November 8, 2003.  An on demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.htm) two hours after the end of the call and will be accessible for 12 months.  Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 12 months.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations manufactures and sells products for the women’s health and nutritional product markets and is engaged in the business of developing, manufacturing, and marketing advanced medical device technologies. The Company is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health and cardiology.  The Company’s women’s health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS.  The Company is headquartered in Waltham, Massachusetts.

Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in $000s, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002		2003		2002

Net revenues	$72,393	$53,947		$202,917		$142,907
Cost of sales	40,902	30,155		113,217		79,686
Gross profit	31,491	23,792		89,700		63,221

Operating expenses:
Research and development	6,413	3,597		17,055		10,539
Selling, general and administrative	20,888	16,224		60,962		48,443
Charge related to asset impairment	—	—		—		12,682
Stock-based compensation	60	—		66		10,169
Total operating expenses	27,361	19,821		78,083		81,833
Operating income (loss)	4,130	3,971		11,617		(18,612)
Interest and other income (expense), net	(2,076)	(2,159)		(336)		(417)
Income tax provision	(392)	(671)		(2,019)		(1,827)
Income (loss) before accounting change	1,662	1,141		9,262		(20,856)
Cumulative effect of a change in accounting principle	—	—		—		(12,148)
Net income (loss)	$1,662	$1,141		$9,262		$(33,004)

Non-cash amortization of discounts and dividends on preferred stock	(143)	(7,866)		(458)		(11,668)

Net income (loss) available to common stockholders -basic	$1,519	$(6,725)		$8,804		$(44,672)

Net income (loss) available to common stockholders -diluted	$1,519	$(6,725)		$8,938	(a)	$(44,672)

Net income (loss) per common share:
Basic	$0.09	$(0.65)		$0.60		$(5.16)
Diluted	$0.08	$(0.65	)(b)	$0.53	(a)	$(5.16	)(b)

Weighted average shares -basic	16,301	10,356		14,719		8,653
Weighted average shares -diluted	18,176	10,356	(b)	16,788	(a)	8,653	(b)

(a) For the nine months ended September 30, 2003, shares issuable for convertible debt were dilutive.  However, if the convertible debt was redeemed for shares, then the related interest expense would not have been deducted from income available to stockholders.  For the nine months ended September 30, 2003, $134,000 in interest on the convertible debt was added back to net income available to stockholders in the calculation of diluted income per share under the if-converted assumption.

(b) For the three and nine months ended September 30, 2002, diluted shares are not used in the calculation of diluted loss per share because inclusion thereof would be antidilutive.

Inverness Medical Innovations, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in $000s)

	September 30, 2003	December 31, 2002
	(c)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,837	$30,668
Accounts receivable, net	47,762	37,283
Inventories	49,523	37,155
Prepaid expenses and other current assets	10,974	8,593
Total current assets	133,096	113,699

PROPERTY, PLANT AND EQUIPMENT, NET	58,277	46,029
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	327,001	188,813
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	13,545	9,205
Total assets	$531,919	$357,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$6,510	$17,842
Other current liabilities	69,795	67,877
Total current liabilities	76,305	85,719

LONG-TERM LIABILITIES:
Notes payable, net of current portion	169,852	86,771
Other long-term liabilities	18,909	13,301
Total long-term liabilities	188,761	100,072

REDEEMABLE CONVERTIBLE PREFERRED STOCK	9,509	9,051
TOTAL STOCKHOLDERS’ EQUITY	257,344	162,904
Total liabilities and stockholders’ equity	$531,919	$357,746

(c) Because of the timing of the acquisition of certain assets from Abbott Laboratories, the allocation of the purchase price to net assets acquired has not been completed. As such, there could be material changes from the preliminary allocation included in the accompanying balance sheet as of September 30, 2003.

Inverness Medical Innovations, Inc. and Subsidiaries

Reconciliation of net income (loss) to income (loss) excluding non-recurring and certain non-cash charges and income (a)

(in $000s, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003		2002	2003	2002

Net income (loss) under generally accepted accounting principles	$1,662		$1,141	$9,262	$(33,004)

Non-recurring and certain non-cash charges and income (b):

Non-recurring income from settlement with Unilever				(3,803)
Non-cash stock-based compensation charge	60			66	10,169
Non-cash interest expense related to the amortization of original issue discounts and beneficial conversion features	50		43	150	3,605
Non-cash loss (income) to mark to market an interest rate swap agreement	33		1,269	(54)	1,269
Unrealized foreign exchange loss (gain)	299		(1,023)	(358)	668
Non-cash gain related to the repurchase of a beneficial conversion feature upon early extinguishment of debt (f)					(9,600)
Non-cash impairment charges related to the goodwill and certain intangible assets of our nutritional business					24,830
Employer taxes related to the exercises of nonqualified options to purchase restricted stock by two key executive officers					624
Non-recurring charge for litigation settlement					217
Non-recurring financing costs incurred in connection with early extinguishment of debt (f)					292

Total non-recurring and certain non-cash charges and income	442		289	(3,999)	32,074

Income (loss) excluding non-recurring and certain non-cash charges and income	$2,104		$1,430	$5,263	$(930)

Weighted average common shares - diluted	18,176	(d)	12,213	16,445 (d)	8,653	(e)

Diluted net income (loss) per common share, excluding non-recurring and certain non-cash charges and income (c)	$0.12	(d)	$0.12	$0.32 (d)	$(0.11	)(e)

(a) Management believes that income (loss) excluding non-recurring and certain non-cash charges and income is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to the standard financial measurements under generally accepted accounting principles (GAAP).  Management internally evaluates the performance of its business based on income excluding non-recurring and non-cash charges.  It should be noted that this is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP.

(b) Depreciation and amortization, which are non-cash charges, have not been included in these adjustments.

(c) In addition to the non-recurring or non-cash charges listed above, the diluted net income (loss) per common share, as shown, excludes amortization of discounts, redemption interest and non-cash dividends on preferred stock which is included in diluted net income (loss) per common share calculated in accordance with GAAP.  The charges for non-cash discounts, redemption interest and dividends on preferred stock that are excluded are $143,000, or $0.01 per common share, for the three months ended September 30, 2003, $7,866,000, or $0.64 per common share, for the three months ended September 30, 2002, $458,000 or $0.03 per common share, for the nine months ended September 30, 2003 and $11,668,000 or $1.35 per common share for the nine months ended September 30, 2002.

(d) The dilutive shares under GAAP include 343,840 shares for dilutive convertible debt for the nine months ended September 30, 2003.  For the three months ended September 30, 2003, inclusion of these shares would be antidilutive.  The series A redeemable convertible preferred stock was not included in the GAAP presentation for the three and nine months ended September 30, 2003 as the inclusion of such securities would be antidilutive.

(e) Diluted shares are not used in the earnings per share calculation in the period where there is a loss available to common stockholders because inclusion thereof would be antidilutive.

(f) Prior to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 145, Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections, on January 1, 2003, these items were classified as extraordinary items.  Upon adoption of SFAS No. 145, the Company retroactively reclassified these items to other income and interest expense.